Exhibit 1.1

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made and entered into as of June 30, 2017, by and between PORTER BANCORP, INC., a Kentucky corporation (“Borrower”), and FIRST MERCHANTS BANK, an Indiana state bank (“Lender”).

WITNESSETH:

WHEREAS, Borrower owns 100% of the issued and outstanding shares of capital stock of PBI Bank, Inc., a Kentucky state banking corporation (“Bank”);

WHEREAS, Bank is subject to a certain Consent Order issued by the Federal Deposit Insurance Corporation (“FDIC”) and the Commonwealth of Kentucky Department of Financial Institutions (“KDFI”) dated November 12, 2015 (as may be amended from time to time, the “Consent Order”);

WHEREAS, Borrower is subject to a formal Written Agreement by and between Borrower and the Federal Reserve Bank of St. Louis (the “Reserve Bank”), Docket No. 11-105-WA/RB-HC, dated September 21, 2011 (as may be amended from time to time, the “FRB Agreement”);

WHEREAS, Borrower desires to obtain certain financial accommodations from Lender to fund a capital injection into Bank for the purpose of improving the capital adequacy of Bank; and

WHEREAS, Lender is willing to provide such financial accommodations to Borrower on the terms and subject to the conditions in this Agreement;

NOW, THEREFORE, in consideration of the premises, the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.          Definitions. The terms listed in this Section when used and capitalized in this Agreement shall have the meanings set forth for each in this Section. Certain other capitalized terms when used in this Agreement shall have the meanings ascribed to them elsewhere in this Agreement. Any reference in this Agreement to a schedule or exhibit shall mean a schedule or exhibit to this Agreement unless expressly otherwise indicated, and all such schedules and exhibits are incorporated by reference as part of this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with or by such Person. In no event shall Lender be deemed or construed to be an Affiliate of Borrower. For purposes of this definition, “control” (including “controlling,” “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise. A Person who owns, directly or indirectly, ten percent (10%) or more of any class of voting securities (or any class of other ownership interests that have general voting or consent rights in connection with matters involving the election, appointment or removal of directors, managers, general partners or like officials) of another Person shall be deemed to control that other Person. In addition, all of Borrower’s executive officers, directors and Subsidiaries shall be deemed to be Affiliates of Borrower for purposes of this Agreement.

“Authorized Representative” means an officer of any entity that is a corporation, a general partner of any entity that is a partnership, or a manager or member or officer of any entity that is a limited liability company, who in each case is duly authorized by such entity to execute and deliver any Loan Documents executed and delivered by them. With respect to any financial statements and financial information delivered by Borrower to Lender pursuant to this Agreement, an Authorized Representative in addition shall be the chief financial officer or treasurer of Borrower or, if not, then another representative of Borrower having organizational responsibility for the financial affairs of Borrower who is acceptable to Lender.

“Bank Shares” means all of the shares of capital stock of Bank owned by Borrower as of the date of this Agreement and thereafter.

“Bank Shares Collateral” initially means the portion of the Bank Shares being pledged by Borrower to Lender to secure the Obligations, being one hundred percent (100%), equal to one thousand (1,000) in number, of the Bank Shares. Bank Shares Collateral shall also include such additional Collateral as constitutes “Bank Shares Collateral” under the Pledge Agreement. The original stock certificate representing the Bank Shares Collateral has been delivered to Lender.

“Borrowed Money” means, with respect to any Person as of any date of determination, the sum of the following of such Person and its Subsidiaries (in each case determined in accordance with GAAP, but without reduction for original issue discount or other items under GAAP that would reduce the aggregate principal amount thereof below the face amount thereof, on a consolidated basis and without duplication): (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person upon which interest charges are customarily paid or accrued; (iii) all obligations of such Person evidenced by bonds, notes, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (iv) all obligations of such Person under conditional sale or other title retention agreements, or incurred as financing, in either case relating to property or assets purchased by such Person; (v) all obligations of such Person issued or assumed as the deferred and unpaid purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business that are not past due and which are classified as short term liabilities in accordance with GAAP); (vi) all obligations secured by (or having an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (vii) all guarantees by such Person of Borrowed Money of others; (viii) the principal portion of all capital lease obligations; and (ix) all obligations of such Person as an account party in respect of letters of credit or similar facilities and bankers’ acceptances. Under no circumstances shall the term be deemed to include (a) deposits on account with Bank in the ordinary course of business, or (b) funding obtained by Bank through securities repurchase agreements entered into with commercial customers in the ordinary course of business.

“Borrower Notice Address” means Porter Bancorp, Inc., 2500 Eastpoint Parkway, Louisville, Kentucky 40223, Attn: John T. Taylor and Phillip W. Barnhouse, Facsimile No.: 502-499-4811.

“Borrower SEC Documents” means all reports, registration statements, proxy statements and information statements required to be filed by Borrower or any Borrower Subsidiary under the Securities Act, or under the Exchange Act with the SEC (together with all information incorporated therein by reference).

“Business Day” means any day other than a Saturday, Sunday or other day on which state or nationally chartered commercial banking institutions in Indianapolis, Indiana are authorized or required by law to be closed for business.

“Change in Control” means that (i) Borrower owns less than all of the issued and outstanding capital stock of Bank, (ii) after the date hereof, one Person or group of Persons acting in concert acquires, directly or indirectly, beneficial ownership of twenty percent (20%) or more of the issued and outstanding shares of any class of voting stock of Borrower, or (iii) Borrower ceases to be subject to the periodic reporting requirements under the Exchange Act.

“Closing” means the satisfaction of the conditions and execution and delivery of the Loan Documents required by this Agreement to be satisfied and executed and delivered as a condition to Lender’s making the Loan or otherwise extending any credit under this Agreement.

“Closing Date” means the date of this Agreement, upon which Closing occurs.

“Collateral” means all assets and property of Borrower and any other Person, whether real, personal or mixed, which heretofore, now, at the Closing or at any time thereafter are pledged or granted as security for all or any part of the Loan.

“Current Financial Statements” means, as of any date, (i) the audited consolidated financial statements of Borrower included in Borrower’s most recent annual report on Form 10-K filed with the SEC under the Exchange Act, (ii) the unaudited consolidated financial statements of Borrower included in Borrower’s most recent quarterly report on Form 10-Q filed with the SEC under the Exchange Act, and (iii) the most recent call reports filed by Bank.

“Default Condition” means an event, condition, or thing which, with the lapse of any applicable permitted grace period or the giving of any required notice, or both, would constitute an Event of Default.

“Event of Default” means the occurrence or happening of any of the matters, conditions and events set forth and identified as an Event of Default in Section 7 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles applicable to banks and bank holding companies in the United States of America by the Financial Accounting Standards Board as may be amended from time to time.

“Governmental Body” means any government or agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state, municipal or local, domestic or foreign, including without limitation the Board of Governors of the Federal Reserve (the “FRB”), the Office of the Comptroller of the Currency (the “OCC”), the FDIC, the SEC and any applicable state banking or securities regulator.

“Interest Reserve” means a reserve in the sum of One Million and 00/100 Dollars ($1,000,000.00) payable from proceeds of the Loan, to be funded at Closing into a non-interest bearing escrow account that shall be held by Lender and used to fund the interest only payments called for in the Note in accordance with Section 2.3 hereof, until such time as the Interest Reserve is fully depleted.

“Law” means any constitutional provision, statute, ordinance or other law, rule, regulation, interpretation, final determination or Order of any Governmental Body.

“Lender Notice Address” means First Merchants Bank, 10333 North Meridian Street, Suite 350, Indianapolis, Indiana 46290, Attn: Mike Stewart and Joe Peterson, Facsimile No.: 317-844-2985.

“Loan” means the term loan in the original principal amount equal to the Loan Amount extended to Borrower by Lender pursuant to the terms and conditions of Section 2 hereof, as evidenced by the Note, including any and all renewals or extensions thereof.

“Loan Amount” means Ten Million and 00/100 Dollars ($10,000,000.00).

“Loan Documents” means this Agreement, the Note, the Pledge Agreement, any and all Rate Management Agreements and such other documents, instruments, certificates, statements or other writings contemplated by or delivered or to be delivered by or on behalf of Borrower in connection with this Agreement, as any of the foregoing may be amended and/or restated from time to time.

“Material Litigation” means any action, suit, proceeding, arbitration or investigation at law or in equity or before or by any Governmental Body involving Borrower or any Subsidiary that, either separately or in the aggregate, (i) involves claims asserted against Borrower and/or its Subsidiaries (or their assets or properties) in an amount greater than One Million and 00/100 Dollars ($1,000,000.00), or (ii) which, if adversely resolved against Borrower or its Subsidiaries, would be material to, or could materially and adversely affect the financial condition, business, operations or assets of, Borrower or Bank and Borrower is unable to conclude (under GAAP) that an unfavorable outcome is remote.

“Maturity Date” means June 30, 2022.

“Note” means that certain Promissory Note evidencing the Loan executed by Borrower and delivered to Lender of even date herewith, including all renewals, extensions, amendments and restatements thereof and thereto.

“Obligations” means, collectively, (i) all principal heretofore or hereafter advanced pursuant to, and interest (including any interest due after default and late charges) now or hereafter due under the Note; (ii) the payment of all sums (including but not limited to loan fees, prepayment premiums and fees and other fees) due under, and the performance of all covenants, conditions and other obligations (after any applicable requirement for notice and opportunity to cure, in each case) due under or in connection with this Agreement or any other Loan Document; (iii) all reasonable expenses, out-of-pocket costs and charges, of any nature whatsoever, including without limitation taxes, assessments, insurance premiums, expenses of collection and sale, and reasonable attorneys’ fees, incurred by or for the account of Lender in preserving the Collateral and/or enforcing or seeking to enforce any of the rights and remedies of Lender under the Note or any of the other Loan Documents; (iv) any overdrafts at any time occurring on any and all checking and all other accounts at any time maintained by Borrower with Lender; (v) any and all Rate Management Obligations; and (vi) all other indebtedness, liabilities and obligations of Borrower to Lender, or to any Affiliate of Lender, of whatever nature, whether now in existence or hereafter created, arising or acquired, whether created directly or acquired by Lender by assignment or otherwise, whether joint or several, whether of the same or different class or type as the indebtedness evidenced by the Note, and whether or not the creation of same was reasonably foreseeable or would be naturally contemplated by Lender, Borrower, or any guarantor of or pledgor of collateral for any of the Obligations on or after the date of this Agreement, it being the intention that all of the same be part of the Obligations for all purposes of this Agreement.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Organization State” means the Commonwealth of Kentucky with respect to Borrower and Bank and the applicable state of organization of with respect to any other Subsidiary, being the state in the United States of America under the laws of which each, respectively, is organized and existing as of the date of this Agreement.

“Organizational Documents” means the documents necessary for the formation of an entity, including the articles or certificate of incorporation and regulations or bylaws if the entity is a corporation, the articles or certificate of organization, and operating agreement, if any, if the entity is a limited liability company, and the partnership agreement or limited partnership agreement if the entity is a partnership.

“Origination Fee” means One Hundred Thousand and 00/100 Dollars ($100,000.00), which shall be due and payable by Borrower to Lender at Closing.

“Person” means any natural person, sole proprietorship, private or public corporation, partnership (general or limited), limited liability company, trust, business trust, joint venture, unincorporated organization or association, Governmental Body or any other entity of whatever nature.

“Pledge Agreement” means that certain Stock Pledge Agreement executed by Borrower in favor of Lender dated of even date herewith, as amended and/or restated from time to time.

“Rate Management Agreement” shall mean any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including, without limitation, any such agreement between Borrower and Lender, any Affiliate of Lender or any other Person, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising and in each case, as amended, modified or supplemented from time to time.

“Rate Management Obligations” shall mean any and all obligations of Borrower to Lender, or any Affiliate of Lender, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including renewals, extensions, modifications, substitutions and replacements thereof), under or in connection with (a) any and all Rate Management Agreements, and (b) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.

“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.

“Subordinated Debentures” means the Junior Subordinated Deferrable Interest Debentures issued by Borrower to Ascencia Statutory Trust I, Porter Statutory Trust II, Porter Statutory Trust II, Porter Statutory Trust III, and Porter Statutory Trust IV, respectively.

“Subsidiary” means any legal entity of which the ownership units having ordinary voting power (other than ownership units having such power only by reason of the happening of a contingency) to elect a majority of the board of directors, if a corporation, or other managers or governing body of such entity, if a limited liability company or other entity, are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by Borrower.

“UCC” means Uniform Commercial Code as adopted and in effect in the Commonwealth of Kentucky, as the same may be amended from time to time.

SECTION 2.          Loan. Lender agrees, on the terms and conditions set forth in this Agreement and the other Loan Documents, to make the Loan to Borrower on the Closing Date in an aggregate principal amount not to exceed the Loan Amount.

2.1. The Note; Method of Borrowing. The obligation of Borrower to repay the Loan shall be evidenced by the Note, which shall be repayable in accordance with the terms thereof and shall mature on the Maturity Date. Borrower shall not be entitled to obtain and Lender shall not be required to make any future advances of the Loan at any time following the initial advance. Borrower shall not have any right to reborrow any amounts repaid or prepaid under the Loan or pursuant to the Note. The initial disbursement of the Loan by Lender and payments by Borrower under the Note shall be recorded by Lender on its books and records, and said books and records shall be deemed to be presumptively correct of the total indebtedness owed under the Loan, absent manifest error.

2.2. Principal and Interest. Borrower agrees to pay principal and interest on the Loan on the terms and at the rate set forth in the Note. Borrower and Lender acknowledge and agree that the Loan proceeds available for the Interest Reserve shall be reserved exclusively for the payment of accrued interest due under the terms of the Note and shall not otherwise be available for disbursement to Borrower for any other purpose. So long as the Loan is outstanding, Borrower hereby unconditionally and irrevocably authorizes and directs Lender to disburse the monthly interest payments then owing to Lender under the Note from the Interest Reserve and to apply said amounts to said interest payments. All interest payments in any particular quarter shall be funded: (i) first, by Lender from the Interest Reserve, to the extent sufficient funds exist therein for such payment, and (ii) second, by Borrower from other sources. The foregoing shall not, however, limit, reduce or otherwise affect Borrower’s obligation to pay interest if: (a) there are no further amounts held back within the Loan for the Interest Reserve; or (b) Lender is entitled to withhold disbursement of the Interest Reserve for any reason.

2.3. Purpose of Loan. Subject to the provisions of the Loan Documents, the proceeds of the Loan shall be used by Borrower solely to make a capital contribution to Bank and to initially fund the Interest Reserve.

2.4. Interest Rate Protection. The Loan, for all or part of the Loan Amount and/or the term of the Loan, may be subject to a Rate Management Agreement upon terms and conditions acceptable to Lender and Borrower.

2.5. Reimbursements Due to Payments by Lender. Any amounts which Lender is permitted to pay on behalf of Borrower pursuant to any of the Loan Documents and which in its sole discretion Lender elects to pay, plus any other amounts to which Lender is entitled to reimbursement from Borrower, shall be invoiced to Borrower and shall be payable five (5) Business Days after the date of the invoice. If not paid within such five (5) Business Days, any such amounts shall be charged to the Loan, shall be considered to be principal, and shall immediately begin to bear interest at the same rate and shall be payable at the same times as set forth in the Note.

SECTION 3.          Security for Loan. Borrower hereby pledges and grants a security interest to Lender in all of the right, title and interest of Borrower in and to the Bank Shares Collateral as security for the payment and performance when due of the Obligations, all as more particularly set forth in the Pledge Agreement. Borrower represents and warrants to Lender that Borrower is vested with the entire and exclusive ownership of the Bank Shares identified as being owned by Borrower in the Capital Structure Schedule, and that the Bank Shares Collateral are free and clear of any lien or encumbrance other than the security interest therein granted by Borrower to Lender. Borrower agrees to deliver the certificates evidencing ownership by Borrower of the Bank Shares Collateral to Lender, together with stock powers referable thereto endorsed in blank by Borrower, on or before Closing Date, and to execute such other instruments and agreements, and to perform such other acts, all at the sole cost and expense of Borrower, as Lender reasonably requests in order to perfect and preserve the security interest of Lender in the Bank Shares Collateral.

SECTION 4.          Closing Conditions.

4.1.            Conditions to Closing. At or prior to the Closing, Borrower shall deliver or cause to be delivered to Lender each of the following Loan Documents, duly authorized, executed and in form and substance satisfactory to Lender, and shall satisfy or cause to be satisfied in a manner acceptable to Lender each of the following conditions:

(a) Execution and delivery of this Agreement by Borrower;

(b) Execution and delivery of the Note by Borrower;

(c) Execution and delivery of the Pledge Agreement by Borrower;

(d) Delivery of the original certificate evidencing the ownership by Borrower of the Bank Shares Collateral and a stock power endorsed by Borrower in blank;

(e) Execution and delivery of a certificate signed by an Authorized Representative of Borrower certifying that attached thereto are accurate and complete copies of resolutions of the Board of Directors of Borrower authorizing the execution and delivery of this Agreement and the other Loan Documents, and the Organizational Documents presently in effect of Borrower and Bank and confirming the incumbency and signature of the individual executing the Loan Documents on behalf of Borrower;

(f) Delivery of an opinion of counsel to Borrower in form and substance reasonably satisfactory to Lender and its counsel;

(g) Receipt by Lender of payment in full of any and all fees and expenses due at Closing pursuant to Section 4.2 hereof, including without limitation the Origination Fee;

(h) Borrower shall have complied with all of the terms and conditions of this Agreement to be performed or complied with by Borrower prior to or at the Closing; the representations and warranties contained in Section 5 hereof shall be true and correct in all material respects as of such date (except to the extent any of the same is already qualified with respect to materiality in which event such representation or warranty will be correct in all respects); and no condition or event shall have occurred which would at the time of the Closing constitute a Default Condition or an Event of Default; and

(i) Receipt by Lender of such other documents, instruments or certificates which Lender, in its reasonable discretion, may require.

4.2.       Fees and Expenses. Regardless of whether the Closing shall occur or the transactions contemplated by this Agreement shall be consummated, Borrower shall reimburse Lender, at the Closing or at such earlier time as it may be determined that no Closing shall occur, for Lender’s reasonable out-of-pocket expenses, including reasonable attorneys’ and other fees, incurred in connection with the negotiation, preparation and execution of the Loan Documents; administration of the Loan Documents and all other reasonable expenses of whatsoever nature incurred in connection with the Closing, and the obligation of Borrower set forth in this sentence shall survive any termination of this Agreement prior to Closing. Borrower further shall reimburse Lender, promptly upon request of Lender, for all expenses reasonably incurred by Lender to Persons not employed by Lender (including reasonable fees of legal counsel to Lender) in administering the Loan and the Loan Documents subsequent to the date of Closing until all of the Obligations are paid and satisfied in full.

SECTION 5.          Representations and Warranties. To induce Lender to enter into this Agreement, Borrower makes the representations and warranties set forth in this Section 5, which shall be deemed to be continuing in nature until all of the Obligations have been paid in full. Except as set forth in the Borrower SEC Documents, Borrower represents and warrants as follows:

5.1.        Existence of Borrower. Borrower is an entity of the type stipulated in the definition for Borrower in this Agreement, duly organized or formed, validly existing under the Law of its Organization State, has the full power and authority to own its properties and assets, to carry on the businesses in which it is engaged, and to execute and perform this Agreement and all Loan Documents to be executed by it (including without limitation subjecting the Collateral to the lien and security interest of Lender), and is duly qualified or licensed to do business in all jurisdictions where such qualification or licensure is necessary. Borrower is a bank holding company duly registered with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended.

5.2.        Existence of Subsidiaries. Each Subsidiary is an entity of the type stipulated in the definition for Bank in this Agreement in the case of Bank or as stipulated on the Capital Structure Schedule in the case of any other Subsidiary, duly organized or formed, validly existing under the Law of its Organization State, has the full power and authority to own its properties and assets, and to carry on the businesses in which it is engaged, and is duly qualified to do business in all jurisdictions where such qualification is necessary (except, in the case of a Subsidiary other than Bank, where the failure of such Subsidiary to be so qualified would not have a material adverse effect on Borrower or Bank). Bank is a member in good standing of the FDIC, and the deposits of Bank are insured by the FDIC. The number of authorized and issued shares of each class of the capital stock or other equity interests of Bank, and the identity of each Person owning any such shares or other equity interests and the number of shares or other equity interests of Bank owned by each such Person, are set forth on the Capital Structure Schedule. Borrower has no Subsidiaries except as set forth in the Capital Structure Schedule.

5.3.        Authorization; Enforceability. The execution, delivery and performance by Borrower of this Agreement and all other Loan Documents to which Borrower is a party have been duly authorized by all requisite action of Borrower. Each Person executing and delivering this Agreement and the other Loan Documents on behalf of Borrower is an Authorized Representative of each duly authorized to do so. This Agreement constitutes, and the other Loan Documents when executed and delivered pursuant hereto will constitute, the duly authorized, valid and legally binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms.

5.4.        No Conflict. The execution, delivery and performance by Borrower of this Agreement and all other Loan Documents to which Borrower is a party will not be in conflict with, result in a breach of, or constitute a default under (with or without notice or the lapse of time or both) (i) any Law or Order applicable to Borrower or any Subsidiary or their respective assets, including without limitation the Consent Order; (ii) the Organizational Documents of Borrower or any Subsidiary; or (iii) in any material respect, any indenture, contract, agreement, deed, franchise, permit, commitment or other instrument binding upon Borrower or any Subsidiary, including without limitation the FRB Agreement, nor will result in the acceleration of any indebtedness of Borrower or any Subsidiary or the creation or imposition of any lien, charge or encumbrance upon any property of Borrower or any Subsidiary other than as created by the Loan Documents. No registration with, notice to, consent or approval of any Person is required for the due execution, delivery and performance by Borrower of, or for the enforceability against Borrower of, this Agreement or any other Loan Document.

5.5.        Litigation and Taxes. There is no Material Litigation pending, or to Borrower’s knowledge, threatened. None of Borrower or any Subsidiary is in default with respect to any Order that, separately or in the aggregate, will materially and adversely affect the financial condition, business, operations or assets of Borrower or Bank; and Borrower and Bank are reasonably cooperating with (i) the FDIC and KDFI to comply with all terms of the Consent Order, and (ii) the Reserve Bank to comply with all terms of the FRB Agreement. Neither Borrower nor any Subsidiary is in default in the payment of any tax, nor is any assessment, to Borrower’s knowledge, threatened in respect thereof, and Borrower and each Subsidiary have timely filed all federal, state and local tax returns and paid all taxes required to be paid therewith. Borrower knows of no additional assessments against Borrower or any Subsidiary for which adequate reserves have not been established, and Borrower and its Subsidiaries have each made adequate provision for all current taxes. No income tax return of Borrower or any Subsidiary for any period is currently under audit by the Internal Revenue Service (the “IRS”) and Borrower has no reason to believe that any such audit or other proposed action or inquiry of the IRS with respect to the tax liability of Borrower or any Subsidiary is threatened.

5.6.        Financial Statements. Borrower has delivered to Lender copies of the Current Financial Statements. All of the Current Financial Statements are true and correct in all material respects, are in accordance with the respective books of account and records of Borrower and its Subsidiaries and have been prepared (except, in the case of a Current Financial Statement that is a call report of Bank, to the extent specified by regulatory instructions applicable to such call report) in accordance with GAAP (applied on a basis consistent with prior periods) and fairly and accurately present the financial condition of Borrower and its Subsidiaries and their assets and liabilities and the results of their operations as of the date(s) and for the period(s) indicated. The Financial Statements contain and reflect provisions for taxes, reserves and other liabilities of Borrower in accordance with GAAP. As of the date of this Agreement, Borrower has no outstanding indebtedness other than Subordinated Debentures.

5.7.        Ordinary Course. Since the date of the respective balance sheets or reports of condition included in the Current Financial Statements, (i) the business of Borrower and its Subsidiaries has been conducted in the ordinary course; (ii) there have been no material changes in the assets, liabilities, or condition, financial or otherwise, of Borrower or Bank (individually or on a consolidated basis) other than changes arising from transactions in the ordinary course of business; (iii) none of such changes has been materially adverse to the financial condition, business, operations or assets of Borrower or Bank, whether in the ordinary course of business or otherwise.

5.8.        No Guaranties; No Accommodations to Affiliates. Borrower has not guaranteed or otherwise become responsible for the obligations of any other Person. Bank has not guaranteed, issued any letter of credit with respect to, or otherwise become responsible for, the obligations of any other Person unless such guaranty, letter of credit or responsibility (i) is properly reflected in the Current Financial Statements, or (ii) was incurred or issued in the ordinary course of business, in compliance with applicable Bank policy (or in accordance with exceptions to such policy granted by the appropriate exception makers in accordance with such policy for making of such exceptions) and in accordance with safe and sound banking practices. Neither Borrower nor Bank has outstanding any loan or advance to any Affiliate or has guaranteed any loan made by any other Person to any Affiliate of either except for (a) advances to Bank from the Federal Home Loan Bank, and (b) loans or advances made to directors, officers or employees of Borrower, Bank or any Subsidiary in compliance with Law.

5.9.        Title to Properties; Liens. Except for (i) real property and other assets acquired and/or being acquired from debtors in full and partial satisfaction of obligations owed to Bank, (ii) property or other assets leased or licensed by Borrower or any Subsidiary and (iii) property and assets sold or otherwise disposed of in the ordinary course of business subsequent to the date of the Current Financial Statements, Borrower and its Subsidiaries have, respectively, good and marketable fee title to all real property, and good and marketable title to all other property and assets reflected in the Current Financial Statements. The Bank Shares are free from any liens, encumbrances or defects in title, except for any liens granted herewith to Lender. For assets or property leased or licensed by Borrower or any Subsidiary, Borrower or such Subsidiary, as applicable, enjoys peaceful and undisturbed possession under all of the leases or licenses under which it is operating, all of which permit the customary operations of Borrower or such Subsidiary, as applicable. Neither Borrower nor any Subsidiary is in material default or breach of any such lease or license.

5.10.      Licenses; Compliance with Laws; Regulatory Enforcement Actions. Borrower and its Subsidiaries have obtained all governmental, administrative and other licenses, permits and other authorizations required by Law to be obtained or made in order to permit the operation of their respective operations, and as are necessary to the carrying on of their respective businesses. Borrower and its Subsidiaries are in compliance in all material respects with all Law applicable to their businesses. Except for the Consent Order and the FRB Agreement, neither Borrower nor any of its Subsidiaries has received and has any knowledge of any notice, not heretofore complied with, from any Governmental Body or any insurance or inspection body to the effect that any of their respective properties, facilities, equipment or business procedures or practices fail to comply in any material respect with Law. As of the date of this Agreement (and at all times while the Loan remains outstanding), none of Borrower, Bank or any of their respective Affiliates is now (or will be) operating under any restrictions, agreements, memoranda, or commitments (other than restrictions of general application) imposed by any Governmental Body, except the Consent Order and the FRB Agreement, nor are any such restrictions threatened or agreements, memoranda or commitments being sought (or will be being sought) by any Governmental Body.

5.11.      Trademarks, Patents and Licenses. Borrower and each Subsidiary each possess all trademarks, licenses, permits, trade names, trade name rights, copyrights and approvals that are required to conduct their respective businesses as now conducted without conflicting with the rights of others.

5.12.      Contracts and Agreements. Neither Borrower nor Bank nor any other Subsidiary is a party to or bound by any agreement, contract, instrument or understanding or commitment of any kind, or subject to any corporate or other restriction or Order (other than the Consent Order and the FRB Agreement), the performance or observance of which by Borrower, Bank or such Subsidiary now has or, as far as Borrower can reasonably foresee, may have a material adverse effect on the financial condition, business, operations or assets of Borrower or Bank, taken as a whole. Neither Borrower nor Bank nor any other Subsidiary, nor, to Borrower’s knowledge, any other Person (other than Persons in their capacity as a loan customer of Bank) party to any agreement, contract, instrument or understanding material to the financial condition, business, operations or assets of Borrower or Bank, taken as a whole, is in default under any such agreement, contract, instrument or understanding, and to the knowledge of Borrower no event has occurred which, but for the giving of notice or the passage of time, or both, would constitute a default thereunder.

5.13.      Securities Laws. The execution, delivery and performance of this Agreement and the other Loan Documents do not (and will not), to Borrower’s knowledge, violate any federal or state securities Law, including without limitation the Securities Act, the Exchange Act, and the securities Law of the Organization State of Borrower and Bank, respectively.

5.14.      ERISA. Except as specifically disclosed to Lender in writing prior to the date of this Agreement, to Borrower’s actual knowledge, without due investigation: (i) there is no accumulated funding deficiency with respect to any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) of Borrower or any Subsidiary, (ii) no reportable event has occurred with respect to any such plan, (iii)      neither Borrower nor any Subsidiary has incurred withdrawal liability with respect to any multiemployer plan (as defined in Section 3(37) of ERISA) that has not been satisfied in full, and (iv)      to the best of Borrower’s knowledge, no such multiemployer plan is in reorganization. No liability (whether or not such liability is being litigated) has been asserted against Borrower or any Subsidiary in connection with any such employee pension plan or any such multiemployer plan by the Pension Benefit Guaranty Corporation (“PBGC”), by a trustee appointed pursuant to Section 4042(b) or (c) of ERISA, or by a sponsor or an agent of a sponsor of such multiemployer plan, and no lien has been attached and no Person has threatened to attach a lien on any of Borrower’s or any Subsidiary’s property as a result of failure to comply with ERISA, or as a result of the termination of any such employee pension benefit plan. With respect to each such employee pension benefit plan which is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), Borrower represents that the plan is so qualified, and that the plan document meets the form of such requirement for qualification as evidenced by a favorable IRS opinion letter in the case of a preapproved master, prototype or volume submitter plan document, or IRS determination letter, in the case of an individually designed plan. Any actuarial report for any such employee pension plan heretofore or hereafter furnished to Lender by Borrower is or will be accurate in all material respects. Neither Borrower nor any Subsidiary has any unfulfilled obligation to contribute to any such plan. Neither Borrower nor any Subsidiary has engaged in any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility under Part 4, Subtitle B, Title I of ERISA that could subject Borrower or any Subsidiary or any officer of Borrower or any Subsidiary to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or (1) of ERISA.

5.15.      Environmental Matters. With respect to any real estate now or formerly leased or owned by Borrower or any Subsidiary or any predecessor of Borrower or any Subsidiary (for purposes of this Section, the “Property”), neither Borrower nor any Subsidiary is in violation of any Law (including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act 42 U.S.C. 9601, et seq., as amended, and the Resource Conversation and Recovery Act, 42 U.S.C. 6901, et seq., as amended), ordinances, regulations, orders and requirements of common law concerning (i) those activities, (ii) repairs or construction of any improvements, (iii) handling of any materials, (iv) discharges to the air, soil, surface water, or ground water, (v) storage, treatment or disposal of any waste at or connected with any activity at the Property, and (vi) health, safety and the environment (“Environmental Laws”), and no “hazardous substance” as defined in 42 U.S.C. 9601(14) or toxic, dangerous or other substance regulated under Environmental Laws (collectively, “Hazardous Substances”) has been transported from or discharged or released onto any of the Property by Borrower or any Subsidiary or, to the best knowledge and belief of Borrower, any other Person, which has not been disposed of in a manner permitted by Law and as to which neither Borrower nor any Subsidiary is subject to material additional liability (contingent or otherwise) for cleanup, disposal or consequential damages resulting from such discharge. Borrower has no knowledge of any material concern with respect to Hazardous Substances and Environmental Laws that is having or reasonably is likely to have a material and adverse effect on any borrower from Bank or any other Subsidiary or property that is collateral for a loan from Bank or any other Subsidiary.

5.16.      Default. No Default Condition or Event of Default exists under any Loan Document, nor will any such default begin to exist immediately after the execution and delivery of any Loan Document.

5.17.      Bank Shares Collateral. The Bank Shares are validly issued and outstanding, fully paid and nonassessable; Borrower is the sole beneficial and registered owner of the Bank Shares, free and clear of any pledges, security interests, liens, charges, proxies, voting trusts, voting agreements, options, rights, claims and other encumbrances except those in favor of Lender; and Borrower has the full power and authority to pledge the Bank Shares Collateral to Lender hereunder and under the other Loan Documents.

5.18.      Disclosure. Neither this Agreement, nor any of the other Loan Documents, nor any Exhibit, Schedule, certificate or other document furnished to Lender by or on behalf of Borrower or any Subsidiary pursuant to any Loan Document contains, or will contain, as of its date, any untrue statement of a material fact or omits to state or will omit to state, as of its date, a material fact necessary in order to make the statements contained herein and therein (in light of the circumstances under which such statement is made) not misleading. There are no facts known to Borrower which, individually or in the aggregate, materially and adversely affect or involve any substantial possibility of materially and adversely affecting the financial condition, business, operations or assets of Borrower or Bank which have not been disclosed herein or therein.

5.19.      Accuracy of Representations and Warranties. Borrower hereby covenants, warrants and agrees that the representations and warranties made in this Section 5 shall be and shall remain true and correct at the time of Borrower’s execution of this Agreement on the Closing Date and at all times thereafter so long as any part of the Loan shall remain outstanding.

SECTION 6.          Covenants. Borrower covenants that as long as this Agreement is in effect and outstanding and until all Obligations are paid and satisfied in full:

6.1.        Financial Statements. Borrower shall furnish or cause to be furnished to Lender the following financial statements and other financial information. Each reference to financial statements of Borrower and Bank shall be deemed to mean the consolidated financial statements of Borrower, which shall include the results of Bank, or the separate consolidated call reports of Bank.

(a)          not later than forty-five (45) days after the end of each fiscal quarter of Borrower: (i) the statements of condition and statements of income and dividends (commonly referred to, and referred to hereinafter, as “Call Reports”) filed by Bank with the FDIC or any other governmental or bank regulatory agency, and (ii) the consolidated financial statements of Borrower included in Borrower’s Quarterly Report on Form 10-Q for such quarter as filed or to be filed with the SEC, containing at least the information currently required to be contained in Call Reports and Quarterly Reports on Form 10-Q, respectively;

(b)          not later than ninety (90) days after the end of each fiscal year of Borrower: (i) a copy of each Call Report filed by or with respect to Bank with the FDIC or any other governmental or bank regulatory agency, and (ii) audited consolidated financial statements of Borrower included in Borrower’s Annual Report on Form 10-K for such fiscal year as filed or to be filed with the SEC, containing at least the information currently required to be contained in Annual Reports on Form 10-K and audited by certified public accountants satisfactory to Lender;

(c)          promptly upon the request of Lender: (i) all detailed reports, if any, submitted to Borrower or Bank by their respective certified public accountants in connection with any annual audit of Borrower or Bank, (ii) the federal income tax returns for each of Borrower and Bank as signed by the Person preparing the same and filed by Borrower or Bank, (iii) copies of all financial statements, reports, notices of meetings and proxy statements which Borrower or Bank sends to their respective shareholders, and (iv) copies of all amendments to the Organizational Documents of Borrower or Bank; and

(d)          with reasonable promptness, such other financial data and information with respect to Borrower or Bank as from time to time may reasonably be requested by Lender, including without limitation any such data or information which may be requested by any governmental or public body or agency having jurisdiction over Lender.

If any information otherwise required to be delivered pursuant to this Section has been filed with, and is publicly available via the Internet, via a report or statement filed by Borrower or Bank with the SEC or the FDIC, then Borrower may satisfy its obligation to furnish such information by providing notice to Lender of a link to the website at which such information is posted, and Lender may rely upon such publicly available information as being a true, accurate and complete copy of the underlying report or statement.

6.2.        Financial Covenants. Borrower shall maintain, or cause to be maintained, compliance with the following financial covenants, as reflected on the consolidated financial statements and other books and records of Borrower and Bank, determined in accordance with GAAP.

(a)          Borrower shall have and maintain at all times minimum cash on hand (not including any liquid assets held by Bank) of not less than (i) Seven Hundred Fifty Thousand Dollars ($750,000) from the Closing Date through June 30, 2018, and (ii) Two Million Five Hundred Thousand ($2,500,000) at all times thereafter.

(b)          Borrower shall have and maintain a Total Risk Based Capital Ratio (as defined and calculated in accordance with applicable regulations and guidance of the Board of Governors of the Federal Reserve System, as in effect from time to time) of not less than (i) nine percent (9%) of risk-weighted assets from the Closing Date through June 30, 2018, and (ii) stepping up to ten percent (10%) of risk-weighted assets at all times thereafter.

(c)          Bank shall have and maintain a Total Risk Based Capital Ratio of not less than (i) ten percent (10%) of risk-weighted assets from the Closing Date through June 30, 2018, and (ii) stepping up to eleven percent (11%) of risk-weighted assets at all times thereafter.

(d)          Nonperforming assets of Bank shall not exceed two and one-half percent (2.5%) of the total assets of Bank. For purposes of such calculation, nonperforming assets shall be the sum of total loans and lease financing receivables ninety (90) days or more past due and still accruing interest, total restructured loans, total nonaccrual loans, lease financing receivables and debt securities, other real estate owned and other nonaccrual assets identified in accordance with regulatory standards from time to time applicable to Bank.

6.3.        Insurance. Without limitation of more specific requirements concerning insurance contained in any other Loan Document, Borrower will maintain and cause each Subsidiary to maintain, with financially sound and reputable insurers, such insurance with regard to their respective properties, assets and business, against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations. Borrower shall furnish Lender from time to time, promptly upon request of Lender, with evidence satisfactory to Lender that such insurance is in effect. Without limitation of the foregoing, Bank shall procure, maintain and carry in full force and effect general liability, public liability, usual banker’s blanket bond (so long as obtainable at commercially usual and reasonable rates), workers’ compensation liability and liability for property damage insurance with respect to its actions and operations to such extent, and in such amounts and with such deductibles as are commonly carried by prudent banks similarly situated and, without limitation of the foregoing, such insurance shall insure against any liability for loss, injury, damage or claims caused by or arising out of or in connection with the operation of Bank and Bank’s business, including injury to or death of employees, agents or any other Persons and damage to or destruction of public or private property. Bank additionally at all times shall maintain insurance on its deposits from the FDIC. If Borrower or its Subsidiaries fail to maintain any of the insurance required under this Section in full force and effect, including by timely renewing or replacing any policy providing all or part of the coverage required by this Section at least ten (10) days prior to the expiration thereof, Lender shall have the option (but not the obligation) to pay the premiums on any such policy or to obtain new insurance and any amounts paid by Lender therefor shall be immediately due and payable to Lender by Borrower immediately upon request of Lender. Lender’s obtaining any such insurance or making payment therefor shall not constitute a waiver of any related breach by Borrower under the provisions of this Agreement.

6.4.            Obligations. Borrower shall, and shall cause each Subsidiary, to pay in full:

(a)          prior in each case to the respective dates when penalties would attach, all taxes, assessments and governmental charges and levies (except only those which shall be contested in good faith by appropriate and timely legal proceedings and as to which adequate reserves or other provision shall be established on the books of Borrower or such Subsidiary, as applicable, in accordance with GAAP) assessed or asserted against Borrower or any Subsidiary, or any of their property or assets;

(b)          except with respect to obligations for Borrowed Money, on or prior to their respective due dates or performance dates, all debts, obligations and liabilities for which Borrower or any Subsidiary, as applicable, may be or become liable or to which any or all of their respective properties or assets may be or become subject, which if not so paid could have a material adverse effect upon the financial condition, business, operations or assets of Borrower or Bank; and

(c)            on or prior to their respective due dates, prior to delinquency, or within any grace period or period of cure, all obligations due on account of any Borrowed Money (including the Subordinated Debentures).

6.5.        Books and Records. Borrower shall, and shall cause each Subsidiary to, at all times maintain proper books of account and other records and enter therein complete and accurate entries and records of all of its transactions in accordance with GAAP and other applicable Law and give representatives of Lender access thereto upon reasonable advance notice during customary business hours, including permission to examine, copy and make abstracts from any of such books and records and such other information which might be helpful to Lender in evaluating the status of the Loan as it may from time to time reasonably request and Borrower will make available to Lender for examination (subject to restrictions imposed by any Governmental Body under applicable Law) copies of any reports, statements or returns which Borrower may make to or file with any Governmental Body.

6.6.        Properties and Operations. Borrower shall, and shall cause Bank, to maintain their respective material buildings, equipment and other fixed and operating assets in good condition and repair, subject only to normal wear and use; and Lender shall have the right to inspect the same at all reasonable times from time to time, and the assets of Borrower and Bank, respectively, maintained therein. Borrower shall, and shall cause Bank to, carry on and conduct its business in substantially the same manner and in substantially the same fields as such business is now carried on and conducted, and use its best efforts to maintain, preserve and renew all rights, powers, privileges and franchises which continue to be advantageous to Borrower or Bank. For the avoidance of doubt, this Section does not prevent Borrower or Bank from expanding its business or entering into new markets either de novo or by acquisition, consistent with past practice and its other obligations under the Loan Documents.

6.7.        Existence; Organizational Documents. Borrower shall, and shall cause Bank to, preserve and maintain their existences and to be and remain qualified to do business in all jurisdictions in which required to be so qualified, and will maintain continuously and at all times all material permits, licenses and other similar authorizations necessary or appropriate for the operation of their businesses. Borrower shall cause Bank not to amend its Organizational Documents in a manner that would materially adversely affect Lender’s rights hereunder without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed; and provided further, that Borrower shall cause Bank to provide Lender prior notice of any proposed amendments to Borrower or Bank’s Organizational Documents.

6.8.        Maintenance of Ownership. Borrower shall maintain ownership with full voting rights of one hundred percent (100%) of Bank’s outstanding stock of any class, which shares shall be free of all liens and encumbrances except those of Lender. Lender shall at all times have a security interest in one hundred percent (100%) of Bank’s outstanding stock of any class in accordance with the terms of this Agreement and the other Loan Documents.

6.9.        Notice. Borrower shall notify Lender in writing (i) immediately in each case should any default, Event of Default or Default Condition occur under any Loan Document or should any representation or warranty made herein, or hereafter, or in any related instrument or writing, for any reason not be at the time made, or cease in any material respect thereafter to be true, complete, and not misleading, (ii) immediately upon becoming aware thereof, complete information as to the pendency of any action or proceeding related to any of Borrower’s or Bank’s material licenses, certificates or registrations, (iii) immediately upon becoming aware thereof, complete information as to the pendency or threat of any Material Litigation, (iv) immediately upon becoming aware thereof, of the occurrence of any “reportable event,” as such term is defined in Section 4043 of ERISA, or any “prohibited transaction,” as such term is defined in Section 4975 of the Code, in connection with any plan or any trust created thereunder, together with written notice specifying the nature thereof, what action Borrower or any Subsidiary has taken or proposes to take with respect thereto, and, when known, any action taken by the IRS or the PBGC with respect thereto, and (v) except to the extent prohibited by applicable Law, immediately upon becoming aware thereof, of the existence of or request that Borrower or Bank or any Affiliate thereof enter into any memorandum of understanding, letter or written agreement with any Governmental Body having jurisdiction over any of the same, or of any determination that Borrower or Bank or any “institution affiliated party” (as defined in 12 USC §1813(u)) of Bank has engaged in any “unsafe and unsound” banking practice, or violated any condition imposed on them in writing by a Governmental Body in connection with the granting of an application or other request by Borrower or Bank, or the issuance of any “cease and desist” order (or consent order), injunction, directive or restraining order, or notice of charges pursuant to 12 U.S.C. § 1818 or any other formal enforcement action by any Governmental Body, whether temporary or permanent, including without limitation related to the Consent Order or the FRB Agreement.

6.10.      Agreements. Unless disputed in good faith (and as long as such dispute does not give rise to any default thereunder or materially affect the obligation of any party thereto), Borrower shall, and shall cause each Subsidiary to, timely comply with and fully perform all of their respective agreements and valid obligations to and with all Persons and shall not commit or permit to be committed any default thereunder, the noncompliance with which, or default under which, could (i) have a material and adverse effect upon the financial condition, business, operations or assets of Borrower or Bank, taken as a whole in each case, (ii) impair the ability of Borrower to perform hereunder, or (iii) result in a lien or charge upon any material asset of Borrower or Bank, other than liens in favor of Lender.

6.11.       Laws. Borrower shall, and shall cause each Subsidiary to, comply in all material respects with all applicable Law. Borrower shall not, and shall cause each Subsidiary to not, fail to obtain a license, permit, franchise or other governmental authorization necessary to the ownership of Borrower’s or any Subsidiary’s properties or to the conduct of their respective businesses, the noncompliance with which might have a material and adverse effect on the financial condition, business, operations or assets of Borrower or Bank; provided, however, that nothing in this Section shall require compliance with any Law if the validity of such Law, as applied to Borrower or any Subsidiary, is being contested by Borrower or such Subsidiary, as applicable, in good faith by appropriate proceedings promptly initiated and diligently conducted by Borrower or such Subsidiary, as applicable, as long as Lender is given prompt notice of such contest and the financial condition, business, operations or assets of Borrower or Bank, and the ability of Borrower to perform its Obligations under this Agreement and the other Loan Documents is not materially and adversely affected thereby.

6.12.      Contracts and Leases; Licenses. Borrower shall, and shall cause each Subsidiary to, take all steps and actions necessary to maintain all leases and contracts to which they are a party, respectively, the continued effectiveness of which are material to Borrower’s ability to perform the Obligations hereunder, in full force and effect and shall perform thereunder either in a manner consistent with the terms thereof, or in a manner which, in the reasonable judgment of Lender, is not likely to cause a termination or cancellation thereof. Borrower shall give Lender immediate notice of any default, repudiation or termination of any such contract or lease, or upon Borrower becoming aware of any circumstance, event or condition which is likely, with notice and/or passage of time, to result in a default thereunder by any party thereto that could have a material adverse effect upon the financial condition, business or operations of Borrower or Bank.

6.13.       Liens. Borrower shall not, and shall cause Bank not to, directly or indirectly, subordinate to any Person the payment of any indebtedness owed by any Person to Borrower or (except in the ordinary course of its banking business as permitted by its lending policies and safe and sound banking practices) Bank, respectively, whether said indebtedness be evidenced by an instrument or in whatsoever manner, or incur, create, assume or suffer to exist any pledge, lien or encumbrance of any assets or property of Borrower or Bank (including but not limited to liens securing obligations or alleged obligations for environmental contamination or environmental response costs pursuant to 42 U.S.C. 9601 et seq., or other similar federal or state statutes pertaining to hazardous substances) except for any security interests in favor of Lender, whether created by the Loan Documents or otherwise; provided, however, that as long as no other provision of any Loan Document is violated, Borrower and Bank, as the context permits, shall be entitled to incur, create, assume or suffer to exist:

(a)         security interests in equipment used in the ordinary course of business of Borrower or Bank and granted in connection with financing the acquisition of that equipment for amounts not exceeding the lesser of (i) the actual consideration paid (or to be paid) for the property so acquired, or (ii) the fair market value thereof at the time of acquisition;

(b)          liens for taxes, assessments or governmental charges or levies which are not yet delinquent or are being contested in good faith by appropriate proceedings timely initiated (but in any event within three (3) months of the date of delinquency) and diligently conducted (notice of which shall be furnished to Lender promptly upon delinquency), and if the portion thereof that is properly accruable in accordance with GAAP has been charged to income or operations;

(c)          undetermined or inchoate liens and charges incidental to construction and development and liens of carriers, mechanics and materialmen incurred in the ordinary course of business for work or services performed or materials furnished for sums not yet due or being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, and if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d)          liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security benefits (excluding pension and profit sharing plans and other optional employee benefits) or bonds to secure statutory obligations such as land reclamation, surety and appeal bonds, performance and return of money bonds and other similar obligations not incurred in connection with the borrowing of money or the obtaining of advances of credit;

(e)          undetermined or inchoate liens (but not consensual liens) of lessors of any real or personal property;

(f)          easements, rights-of-way, use restrictions and other similar matters granted in the ordinary course of business of Borrower or Bank or the operation of its properties;

(g)         title defects or irregularities which are in the aggregate of a minor nature and not of such a nature as to prevent or materially affect the business operations of Borrower or Bank;

(h)         pledges in the ordinary course of business of the capital assets of Borrower or Bank as surety for bonds required to be posted by them, respectively, with courts of the State of Kentucky and elsewhere for the faithful execution of their duties, in the ordinary course of their respective businesses, as a fiduciary;

(i)          pledges in the ordinary course of business of securities to secure deposits of public funds as permitted by Law provided that the same do not include any of the stock of Bank;

(j)          pledges in the ordinary course of business of assets to secure borrowings by Bank from the Federal Home Loan Bank or the Federal Reserve Bank;

(k)         pledges in the ordinary course of business of securities to secure repurchase agreements between Bank and its commercial borrowers; and

(l)          pledges in the ordinary course of business of assets to secure obligations of Bank under interest rate swap agreements entered into by Bank to facilitate a borrower’s hedging of interest rate risk under loans extended by Bank.

6.14.      Dissolution. Borrower shall not, and shall cause Bank to not dissolve or liquidate or take any corporate action to accomplish any of such results.

6.15.      Acquisitions; Mergers; Sale of Assets. Without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, Borrower shall not, and shall cause Bank to not, directly or indirectly, (i) merge into, engage in a share exchange in which it is not an acquiring party or consolidate with, any Person, or (ii) lease, sell or otherwise dispose of all, or substantially all, of its property, assets and business.

6.16.      Use of Proceeds; Exchange Act, Federal Reserve Board, Etc. Borrower shall not, directly or indirectly, use any part of the Loan for any purpose other than as expressly permitted by this Agreement. Borrower shall not, directly or indirectly, use any part of the Loan, and has not incurred any indebtedness to be reduced, retired or purchased out of the Loan, for the purpose of purchasing or carrying any “margin security” within the meaning of Regulation G (12 C.F.R. Part 207, as amended), and will not otherwise take or permit any action which would involve a violation of Section 7 of the Exchange Act, or any regulation issued thereunder, including without limitation Regulation U (12 C.F.R. Part 221, as amended) or Regulation X (12 C.F.R. Part 224), in connection with the transactions contemplated hereby. Borrower does not now own and has no present intention of acquiring any such margin security.

6.17.      Dividends; Distributions; Redemptions. Borrower shall not declare or pay any dividends or distributions, or purchase, retire, redeem or otherwise acquire for value, directly or indirectly, any shares of its capital stock, now or hereafter outstanding, if at the time thereof or immediately after giving effect thereto a Default Condition or Event of Default has (or will have) occurred and is (or will be) continuing.

6.18.      Management. Borrower shall provide Lender written notice of any material change in the composition of the executive management of Borrower or Bank no later than four (4) Business Days after such change. Borrower may satisfy this requirement by delivering to Lender a copy of a statement or report filed by Borrower with the SEC pursuant to the Exchange Act.

6.19.      Change in Capital Structure. Borrower shall not issue any additional securities, partnership interests or membership units, as applicable, or any description or warrants, options or rights to purchase its securities, recapitalize or otherwise change or adjust its capital in any transaction or series of related transactions if the result of such transaction or series of related transactions which would result in a Change in Control.

6.20.      Hazardous Waste. Borrower shall, and shall cause each Subsidiary to, comply in all material respects with all Environmental Laws. Borrower will not, and will not permit any Subsidiary, to store or permit to be stored (except as a necessary incident to the ordinary course of business of Borrower or such Subsidiary and then only in compliance with all Environmental Laws), or release or discharge upon, any premises owned or leased by Borrower or any Subsidiary or any Affiliate of either, any Hazardous Substance. Borrower hereby indemnifies Lender and holds Lender harmless from and against any and all losses, costs, expenses (including but not limited to reasonable attorneys’ fees), injuries, damages, liabilities and claims of any kind whatsoever paid, incurred or suffered by or asserted against Lender by any Person, including but not limited to any governmental entity, whatsoever with respect to or as a direct or indirect result of the presence of any Hazardous Substance on or under any real property now and at any time hereafter owned, leased, operated or controlled by Borrower or any Subsidiary or any Affiliate of either, or the violation or alleged violation by Borrower or any Subsidiary or any Affiliate of either, of any Environmental Law or, without limitation of the foregoing, any inaccuracy of any representation or warranty by Borrower contained in this Agreement concerning Environmental Laws or Hazardous Substances or any breach by Borrower or other default in the covenants contained in this Section. The indemnification established under the preceding sentence shall survive the maturity as well as the repayment or other discharge of the Obligations and any termination of this Agreement whether pursuant to repayment of the Obligations, repossession and/or sale of the Collateral or otherwise, to the maximum extent permitted by law.

6.21.      Indebtedness. Borrower shall not hereafter without Lender’s written consent, except for Obligations incurred by Borrower pursuant to the Loan Documents, and shall not permit Bank hereafter to, enter into any transaction pursuant to which Borrower or Bank incurs indebtedness for Borrowed Money except that Borrower and/or Bank may, so long as no Default Condition or Event of Default has occurred and be continuing and no other provision of any Loan Document is violated, be or become obligated on indebtedness for Borrowed Money if, and only if, (i) such indebtedness is unsecured and subordinated to the Loan, and (ii) the aggregate amount of all indebtedness for Borrowed Money on which Borrower is obligated does not exceed Thirty Million Dollars ($30,000,000) (excluding the Loan and the Subordinated Debentures). Notwithstanding the foregoing provisions of this Section, Bank may in the usual and ordinary course of business (a) establish lines of credit with the Federal Reserve Board in the district that Bank operates, (b) incur loans from the Federal Home Loan Bank in the normal course of daily business transactions, (c) establish Fed Funds lines of credit with Bank’s correspondent banks, and (d) so long as such additional indebtedness does not exceed an aggregate amount of Five Hundred Thousand Dollars ($500,000) during a fiscal year, otherwise borrow funds in the ordinary course of business consistent with past practices.

6.22.      Transactions with Affiliates. Borrower shall not, and shall not permit Bank to, enter into any transaction, including without limitation the purchase, sale or exchange of property or the rendering of any service, with any Affiliate except in the ordinary course of business, as permitted by Law and pursuant to the reasonable requirements of Borrower’s or Bank’s or such Affiliate’s business and upon terms fair and reasonable and no less favorable to Borrower, Bank or such Affiliate than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.

6.23.      Fiscal Year. Borrower shall not, and shall not permit Bank, to change its or Bank’s fiscal year without so advising Lender in writing at least thirty (30) days prior thereto and obtaining the written consent of Lender, provided such consent is not unreasonably withheld.

6.24.      Changes in Bank Capital Structure. Borrower shall not (i) cause or allow Borrower to own less than one hundred percent (100%) of the issued and outstanding shares of each class of stock of Bank, which shares shall be free of all liens and encumbrances except those of Lender, (ii) effect, permit or suffer any change in the number of issued and outstanding shares of any class of the capital stock of Bank without the prior written consent of Lender, or (iii) grant any option with respect to any shares of capital stock of Bank.

SECTION 7.          Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

7.1.        Payments. If any installment or payment of principal or interest on the Note required to be paid by Borrower (and not by Lender from the Interest Reserve pursuant to Section 2.2 hereof) is not paid on the date when such payment is due and payable, or if any other payment required under this Agreement or under any of the Loan Documents, or pursuant to any of the other Obligations shall not be paid in full when due and payable (including after any applicable requirement for notice and an opportunity to cure expressly provided in the applicable Loan Document governing such payment).

7.2.        Financial Covenants. If Borrower shall be in breach of any of the financial covenants described in Section 6.2 hereof.

7.3.        Covenants and Agreements. If Borrower shall fail or omit to perform or observe any covenant, agreement, condition or other provision contained or referred to in this Agreement (other than in this Section) or any other Loan Document, not requiring the payment of money in each case, and such failure or omission shall not have been corrected to the satisfaction of Lender on or before thirty (30) calendar days after the earlier of the date that (a) an executive officer of Borrower first has actual knowledge of such breach, or (b) Lender has given written notice thereof to Borrower (unless this Agreement or the other applicable Loan Document in connection with which such noncompliance has occurred affirmatively provides that no notice and/or period of cure, or that an explicit alternative period of cure, whether longer or shorter than thirty (30) days, shall be applicable to such failure by Borrower, in which case such alternative provision rather than thirty (30) days after, according to whichever is applicable, actual knowledge of an executive officer of Borrower or written notice from Lender, shall control).

7.4.        Accuracy of Statements. If any representation or warranty or other statement of fact contained herein or in any certificate, report or statement at any time furnished to Lender pursuant to this Agreement or any Loan Document or any of the other Obligations, shall be false or misleading in any material respect (except to the extent any of the same is already qualified with respect to materiality in which event such representation, warranty or other statement of fact shall be false or misleading in any respect) or shall omit a material fact necessary to make such representation, warranty or statement not misleading, and such failure or omission shall not have been corrected to the satisfaction of Lender on or before thirty (30) calendar days after the earlier of the date that (a) an executive officer of Borrower first has actual knowledge of such breach, or (b) Lender has given written notice thereof to Borrower.

7.5.        Judgments. If a final judgment or judgments for the payment of money in excess of the sum of One Million Dollars ($1,000,000) in the aggregate shall be rendered against Borrower or any Subsidiary and such judgment or judgments shall remain unsatisfied and in effect and shall not have been discharged by the last to occur of: (a) the expiration of sixty (60) consecutive days after the entry thereof, if execution thereon shall not have been stayed pending appeal, or (b) if so stayed, sixty (60) days after the expiration of such stay.

7.6.        Solvency. If Borrower or Bank now or hereafter of all or any portion of the Obligations, as applicable, shall (i) discontinue business, in the case of Borrower or Bank, (ii) make a general assignment for the benefit of creditors, (iii) apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of their respective assets, (iv) be adjudicated a bankrupt or insolvent, (v) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seek to take advantage of any other law (whether federal or state) relating to relief for debtors, or admit (by answer, default or otherwise) the material allegations of any involuntary petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief for debtors, (vi) suffer the filing of any involuntary petition in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state), if the same is not dismissed within forty-five (45) days after the date of such filing, (vii) suffer or permit to continue unstayed and in effect for forty-five (45) consecutive days any judgment, decree or order entered by a court or governmental agency of competent jurisdiction which assumes control of Borrower or Bank or approves a petition seeking reorganization, composition or arrangement of Borrower or Bank or any other judicial modification of the rights of any of their respective creditors, or appoints a receiver, trustee or liquidator for Borrower, or for all or a substantial part of any of the businesses or assets of Borrower or Bank, (viii) be enjoined or restrained from conducting all or a material part of any of its or their businesses as then conducted and the same is not dismissed and dissolved within forty-five (45) days after the entry thereof, or (ix) admit in writing its inability to pay its debts as they become due.

7.7.        Regulatory Action. If any Governmental Body having regulatory or supervisory jurisdiction over Borrower or Bank: (i) issues to Borrower or Bank, or initiates any action, suit or proceeding to obtain against, impose on or require from Borrower or Bank, a cease and desist order or similar regulatory order, the assessment of civil monetary penalties, a written agreement, a memorandum of understanding or similar regulatory agreement, a capital directive, a capital restoration plan or any similar enforcement action, measure or proceeding (each, a “Regulatory Directive”) if, and only if, the effect of the Regulatory Directive is (or, upon issuance or imposition would be) to restrict, prevent or as a practical matter impair the payment of dividends by Bank or the payment of any debt by Borrower or to make the payment of the dividends by Bank or the payment of debt by Borrower subject to prior regulatory approval, or (ii) issues or initiates any action, suit or proceeding to issue a notice or finding under Section 8(a) of the Federal Deposit Insurance Act with respect to Bank.

7.8.        Troubled Condition. If Borrower or Bank is notified by any Governmental Body that it is considered an institution in “troubled condition” within the meaning of 12 U.S.C. Section 1831i and the regulations promulgated thereunder, or if a conservator or receiver is appointed for Bank.

7.9.        Change in Control. If there occurs a Change in Control of Borrower or Bank as to which the prior written consent of Lender is not obtained.

7.10.      Excessive Withdrawals. If during any period of five (5) consecutive Business Days the net withdrawals of deposits in Bank exceeds twenty percent (20%) of the total deposits of Bank as of the beginning of such five (5) consecutive Business Days.

7.11.      Regulatory Compliance. If either Bank or any “institution affiliated party” (as defined in 12 U.S.C. 1813(u)) of Bank engages in unsafe and unsound banking practices that Lender reasonably determines will likely result in issuance of a cease and desist order or other enforcement action under 12 U.S.C. 1818 that would have a materially adverse effect on the condition, financial or otherwise, of Borrower or Bank.

7.12.      Cross-Default. If Borrower or any Subsidiary shall be in payment default (after any applicable requirement for notice and cure) of any indebtedness owed to any Person or if Borrower shall be in default (after any applicable requirement for notice and cure) of any indebtedness, liability or obligation to Lender, whether direct, contingent, absolute, joint or several, or heretofore or hereafter incurred, and whether or not the incurrence of same was reasonably foreseeable, which is not part of the Obligations.

7.13.      Impairment of Security or Payment. If there shall occur a material and adverse change in the financial condition, business, operations or assets of Borrower or Bank.

7.14.      Transfer or Encumbrance of Bank Shares. If Borrower shall attempt to sell, assign, transfer or pledge the Bank Shares or permit any lien or security interest to attach to same other than any in favor of Lender or any foreclosure proceeding, execution or attachment is commenced against the Collateral.

7.15.      Defined Benefit Plan Deficiency. If after the termination of any defined benefit plan, as described in Section 414(j) or Section 414(k) of the Code, that is maintained by Borrower, Bank, or any Controlled Group (as defined in the Code), the present value of benefits that may be guaranteeable under Title IV of ERISA, exceeds the amount of plan assets allocable to such benefits by a material amount and remains unfunded for a period of thirty (30) days.

7.16.      Loss of Licenses. If Borrower or Bank shall fail to seek, gain, obtain, and maintain all material licenses, permits, and all other approvals of any Governmental Body necessary to continue their respective businesses.

7.17.     Rate Management Agreements. The nonpayment by Borrower of any Rate Management Obligation when due or the breach by Borrower of any term, provisions or condition contained in any Rate Management Agreement.

7.18.      Consent Order and FRB Agreement. Notwithstanding anything in this Section 7 to the contrary, the existence of the Consent Order and the FRB Agreement, and the provisions and effects thereof, shall not, in itself, constitute an Event of Default; provided, however, if the FDIC, KDFI and/or the Reserve Bank, or any other Governmental Body, take further materially adverse regulatory or other action against Bank or Borrower under the Consent Order or the FRB Agreement for any reason, including without limitation the failure to reach the capital levels prescribed by the Consent Order, it shall constitute an Event of Default under this Agreement.

SECTION 8.          Remedies upon Default. Notwithstanding any contrary provision or inference herein or elsewhere:

8.1.        Automatic Acceleration. If any Event of Default described in Section 7.6 hereof shall occur, or begin to exist, maturity of the Loan shall immediately be accelerated and the Note and all other Obligations under the Loan Documents shall thereupon become immediately due and payable in full, all without presentment, demand or notice of any kind, all of which are hereby expressly waived by Borrower.

8.2.        Lender’s Right to Accelerate in its Sole Discretion. If any other Event of Default shall occur or begin to exist, Lender may, as to the entirety of the Obligations, without further notice, accelerate maturity of the Loan and declare the Note and all other Obligations under the Loan Documents to be, whereupon the same shall be, immediately due and payable in full, all without any presentment, demand or notice of any kind, all of which are hereby expressly waived by Borrower.

8.3.            Remedies. Immediately upon acceleration pursuant to Sections 8.1 or 8.2 hereof, any requirement for Lender to make any advance or other credit accommodation under any Loan Document shall immediately and automatically terminate, and Lender may exercise, at its option and without further demand or notice to Borrower and without a prior court hearing, as to all or any part of the Collateral, any one or more or all of the rights and remedies available to it under this Agreement or the other Loan Documents or at Law, including without limitation the rights and remedies available to a Lender under the UCC (as now in effect plus such additional or enlarged remedies, if any, as may from time to time be provided for therein), or otherwise given to a Lender by any other Law or proceeding, at Law or in equity, to assure that the Collateral is devoted to the satisfaction of the Obligations; and, in conjunction with, in addition to, or substitution for those rights and remedies, at Lender’s discretion, Lender may remedy any default in any reasonable manner, without waiving its rights and remedies upon default and without waiving any other prior or subsequent default. The granting of specific rights and remedies to Lender herein shall not be deemed to limit or exclude any right or remedy granted to a Lender by Law. No delay on the part of Lender in the exercise of any right or remedy available to it shall operate as a waiver thereof. To the fullest extent permitted by Law, Borrower covenants and agrees that it will not at any time insist upon or plead or in any manner whatever claim or take any benefit or advantage of any law requiring the marshalling of assets. Lender’s remedies are cumulative and no single or partial exercise of any right or remedy available to Lender shall preclude other or further exercise thereof or the exercise of any other right or remedy. Without limiting the generality of the foregoing or any other rights or remedies provided in the other Loan Documents or Law, as to all or any portion of the Collateral, Lender may from time to time, either before or after the exercise by Lender of any other remedies, exercise any one or more of the following remedies, to the extent permitted by Law:

(a)          to the extent permitted by applicable Law and the Pledge Agreement, including without limitation securities laws and regulations, Lender may sell, assign, contract to sell or otherwise dispose of all or any portion of the Collateral in any commercially reasonable manner, including by private or public sale, with or without having the Collateral at the place of sale, at such prices and on such terms as Lender may deem reasonable in the circumstances, for cash or on credit or for future delivery and without the assumption of any credit risk;

(b)         to the extent permitted by applicable Law, Lender may take possession of all documents and records relating to the Collateral then in the possession or control of Borrower, including without limitation corporate records and minute books, and to this end Borrower hereby agrees to assemble or cause to be assembled, at its expense, all such documents at a convenient place acceptable to Lender. Borrower hereby waives all claims for damages due to or arising from any such taking, except such as are a direct and proximate result of the gross negligence or willful misconduct of Lender;

(c)          Lender may have all cash dividends and distributions of Bank paid directly to Lender and, at Lender’s option, to be held as cash Collateral or applied to payment of the Obligations in such order as Lender elects, and to vote, or cause Borrower to vote, the Collateral should Lender so elect;

(d)          to the extent permitted by Law, Lender may (but need not) retain the Collateral in full satisfaction of the Obligations;

(e)          Lender may proceed in the foreclosure of Lender’s security interest and sale of the Collateral in any manner permitted by Law or provided for herein or in the Pledge Agreement;

(f)          at any time and from time to time during the continuance of an Event of Default, without further notice to Borrower (any such notice being expressly waived by Borrower), Lender may set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other indebtedness at any time owing, by Lender to or for the credit or the account of Borrower against any and all of the Obligations of Borrower, including without limitation court costs and reasonable attorneys’ fees to the extent permitted by Law;

(g)          Lender may apply to any court of appropriate jurisdiction for the appointment of a receiver to take possession of the Collateral, to which appointment Borrower hereby expressly consents; and

(h)          Lender may exercise any other rights or remedies of a secured creditor under Law.

8.4.        Disposition of Collateral. Lender may, from time to time and without notice to Borrower, surrender, release or exchange all or any part of the Collateral, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness due in respect to the Collateral and take such action (including without limitation the making of any payments) as Lender shall deem necessary, desirable or expedient in order to enforce any right or privilege in respect of any of the Collateral arising under or pursuant hereto or any other agreement between Lender and Borrower or to protect, sell or enhance the value of any of the Collateral or to preserve, protect or enforce any of the liens of Lender thereon.

8.5.        Right to Discharge Borrower’s Obligations. Lender may, at its option, following three (3) days prior written notice to Borrower to pay or remedy any payment or default: (i) discharge taxes, liens or security interests or other encumbrances at any time levied or placed on the Collateral of Borrower, and/or (ii) remedy or cure any default of Borrower under the terms of any document which in any way pertains to or affects Borrower’s title to or interest in any of the Collateral of Borrower; and Borrower agrees to reimburse Lender, on demand, for any payment made or any out-of-pocket expense incurred by Lender, including without limitation reasonable attorneys’ fees, pursuant to the foregoing authorization, together with interest at the Default Rate (as defined in the Note) from the date so paid or incurred by Lender, which payments, expenses and interest shall be secured by the security intended to be afforded by this Agreement and the other Loan Documents.

8.6.        License. Effective upon the occurrence and during the continuance of an Event of Default, to the extent Borrower may legally do so, Lender is hereby granted a license or other right to use, without charge, Borrower’s labels, patents, copyrights, trade secrets, trade names, trademarks or any property of a similar nature held by Borrower and pertaining to the Collateral; and Borrower’s rights under all licenses and franchise agreements shall inure to the benefit of Lender.

8.7.        Consultants. If requested by Lender during the continuance of an Event of Default, Borrower agrees to engage, and cause Bank to engage, one or more consultants and/or advisers for Bank acceptable to Lender.

8.8.            Expenses. In connection with any disposition of the Collateral as provided in this Section 8 or the other Loan Documents or in connection with and as a prerequisite to any redemption of the Collateral by Borrower as provided in the UCC, Borrower shall pay and discharge all reasonable expenses, if any, of retaking, holding, preparing for sale, selling and the like, including, without limiting the generality of the foregoing, accounting fees and expenses and reasonable attorneys’ fees and legal expenses incurred by Lender in connection with the enforcement of any of its rights hereunder, all of which are hereby acknowledged as being of a reasonable nature. Any such expenses may be deducted and retained by Lender from the proceeds of any disposition of the Collateral.

8.9.            Reasonable Notification. If any notification of intended sale or other disposition of the Collateral or any part thereof is required under the UCC or other applicable Law, such notification, if mailed, shall be deemed reasonably and properly given if mailed to Borrower not later than (a) the date that is at least ten (10) days before such sale or disposition, or (b) if earlier, the date determined by applicable Law.

SECTION 9.          Miscellaneous Provisions.

9.1.        Notices. All notices, requests and demands made by the parties to this Agreement shall be in writing (to Borrower at the Borrower Notice Address and to Lender at the Lender Notice Address) by any of the following means: (i) personal service (including service by overnight courier service), (ii) electronic communication, whether by email, telex, telegram or telecopying (if confirmed in writing sent by personal service or registered or certified, first class mail, postage prepaid, return receipt requested), or (iii) registered or certified, first class mail, postage prepaid, return receipt requested. Any notice, demand or request sent pursuant to either subsection (i) or (ii) hereof shall not be effective until actually received at the address (or facsimile number) specified (and prior to 5:00 p.m. Eastern on a Business Day in the case of notices given in accordance with (ii) above or if not, then on the next Business Day), but notices given under (iii) above shall be deemed given two (2) postal service delivery days following deposit in the United States mails. Any party to this Agreement may change its address for notices by manner specified by this Section.

9.2.        Course of Dealing. No course of dealing in respect of, nor any omission or delay in the exercise of, any right, power, remedy or privilege by Lender shall operate as a waiver thereof, nor shall any right, power, remedy or privilege of Lender be exclusive of any other right, power, remedy or privilege referred to herein or in any related document, or now or hereafter available at law, in equity, in bankruptcy, by statute or otherwise. Each such right, power, remedy or privilege may be exercised by Lender either independently or concurrently with others, and as often and in such order as may deem expedient.

9.3.        No Oral Amendment. No amendment or modification by Lender of any provision of any Loan Document or related writings, nor consent by Lender to any departure by Borrower or any other Person therefrom, shall be binding and effective unless the same shall be in writing and signed by a duly authorized representative of Lender, which writing shall be strictly construed.

9.4.        Time of Essence. Time shall be of the essence in the performance of all the Obligations under the Loan Documents and any other instruments related thereto.

9.5.           Successors. The provisions of this Agreement shall bind and benefit Borrower and Lender and the respective successors and assigns of each of them, including each subsequent holder, if any, of the Note; provided, however, that Borrower may not assign its rights under this Agreement or the other Loan Documents to any other party, any such purported assignment being void and of no effect. Lender may endorse or transfer all or any part of its interest in the Loan Documents, including without limitation the Note, and may provide information about Borrower and other matters relating to the Loan Documents to any of its Affiliates, and to any one or more purchasers or potential purchasers of an interest in the Note and the other Loan Documents. Upon any bona fide transfer by Lender of all of the legal and beneficial interest of Lender in the Note and all of the other Loan Documents to a commercial bank or financial institution not an Affiliate of Lender, Lender automatically shall be released from all obligations, liabilities and claims resulting from, or connected with the Loan Documents that arise out of actions, omissions or other circumstance occurring after the time of the transfer.

9.6.        Captions. The substantive provisions of this Agreement, exclusive of the captions for the various Sections of this Agreement, shall control in the event of any inference created by any caption that is inconsistent with the substantive provisions.

9.7.        Governing Law. Except with respect to applicability of the UCC, this Agreement shall be construed in accordance with and governed in all respects by the laws of the State of Indiana, without regard to or application of its conflicts of laws principles.

9.8.        Entire Agreement. This Agreement and the Loan Documents contain the final, complete and exclusive agreement of the parties pertaining to its subject matter and supersede all prior written and oral agreements pertaining thereto.

9.9.        No Third Party Beneficiaries. The provisions of this Agreement shall inure to the benefit and responsibility of the parties hereto, their successors and assigns (but only to the extent such assignment is permitted herein) and shall not benefit or affect any third party.

9.10.      Gender; Number; Accounting Principles. As used herein, any gender includes all other genders, the singular includes the plural, and the plural includes the singular. Except as otherwise provided herein, all accounting terms used herein shall be defined in accordance with GAAP.

9.11.      Construction of Provisions; Additional Deliveries. Each covenant by Borrower contained in this Agreement and the other Loan Documents shall be construed without reference to any other such covenant, and any determination of whether Borrower is in compliance with any such covenant shall be made without reference to whether Borrower is in compliance with any other such covenant. In the event of any conflict between or among the provisions as contained in one Loan Document and other provisions contained in the same or one or more other Loan Documents, Lender shall be entitled to resolve the conflict by selecting which provision shall be applicable. With respect to any provision contained in the Loan Documents that require the “consent” of Lender and no standard (such as, by way of example, “not to be unreasonably withheld” or “in the sole discretion of Lender”) is specified as the basis upon which Lender shall determine whether or not to grant such consent, the requirement for such consent of Lender to be obtained shall be subject to the condition that such consent is not unreasonably withheld, conditioned or delayed by Lender. Borrower shall deliver or cause to be delivered to Lender from time to time hereafter, promptly upon request of Lender, such additional documents, instruments and information as Lender may request in order to insure the binding effect in accordance with the terms thereof of any Loan Document, or to effect the intent of this Agreement or to establish the security for the benefit of Lender contemplated by this Agreement and the other Loan Documents.

9.12.      Severability. Upon any determination that any provision of this Agreement or any other Loan Document is invalid or unenforceable, the balance of this Agreement and the other Loan Documents shall be construed, to the maximum extent possible, to give effect to each of the remaining provisions thereof.

9.13.      Existence of Facts Underlying Conditions. Any condition of this Agreement which requires the submission of evidence of the existence or nonexistence of a specified fact or facts implies as a condition the existence or nonexistence, as the case may be, of such fact or facts and Lender shall, at all times, be free independently to establish to its reasonable satisfaction and in its reasonable discretion such existence or nonexistence.

9.14.      Counterparts. To facilitate execution, this Agreement may be executed in two or more counterparts, and it shall not be necessary that the signature of, or on behalf of, each party, or that the signatures of all Persons required to bind any party, be affixed to each counterpart. All counterparts shall collectively constitute a single Agreement. The signature pages of the counterparts may be detached from them and be reattached to any other counterpart identical in form hereto, but having attached to it one or more additional signature pages, and it shall not be necessary in making proof of this Agreement to produce or account for any particular number of counterparts so long as one or more counterparts collectively contain the respective signatures of, or on behalf of, all of the parties hereto. A facsimile or other electronic reproduction of a signature to a Loan Document by or on behalf of any Person shall bind such Person to the same extent as the manual signature of such Person, but such Person shall deliver the manually signed signature page of such Person to any other party to this Agreement requesting same promptly following such request.

9.15.      Payments on Days Other than Business Days. If the day on which any payment required to be made to Lender under any Loan Document should be a day other than a Business Day, such payment shall be deemed to be required to be made on the next succeeding Business Day, and such extension of time shall be included in computing any interest with respect to such payment. All payments due under the Loan Documents shall be made by Borrower without offset or other reduction.

9.16.      Indemnity. Borrower hereby indemnifies and holds Lender harmless from and against any and all costs, claims, losses, damages or expenses, including reasonable attorneys’ fees, incurred by Lender as a result, in whole or in part, of a breach by Borrower of the Obligations of Borrower under this Agreement, unless caused by the gross negligence or willful misconduct of Lender or its Affiliates.

9.17.      Consent to Jurisdiction and Venue. Borrower hereby consents to the jurisdiction of any state or federal court located within the County of Marion, State of Indiana and irrevocably agrees that, subject to Lender’s sole and absolute election, any case or proceeding relating to Title XI of the United States Code and any actions relating to the Obligations shall be litigated in such courts, and Borrower waives any objection which Borrower may have based on improper venue or forum non conveniens to the conduct of any proceeding in any such court. Nothing contained in this Section shall affect the right of Lender to bring any action or proceeding against Borrower or the property of Borrower in the courts of any other jurisdiction.

9.18.      WAIVER OF JURY TRIAL. LENDER AND BORROWER ACKNOWLEDGE THAT THE TIME AND EXPENSE REQUIRED FOR TRIAL BY JURY EXCEED THE TIME AND EXPENSE REQUIRED FOR A BENCH TRIAL AND HEREBY KNOWINGLY, VOLUNTARILY, UNCONDITIONALLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, AND AFTER HAVING CONSULTED OR HAVING HAD AMPLE OPPORTUNITY TO CONSULT THEIR RESPECTIVE LEGAL COUNSEL CONCERNING THE CONSEQUENCES OF SUCH WAIVER, TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BROUGHT TO ENFORCE OR DEFEND AGAINST COLLECTION OF OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed by their respective duly authorized officers as of the date and year first written above.

“BORROWER” PORTER BANCORP, INC., a Kentucky corporation

By:	/s/ Stephanie Renner
Printed:	Stephanie Renner
Title:	General Counsel & Secretary

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed by their respective duly authorized officers as of the date and year first written above.

“LENDER” FIRST MERCHANTS BANK, an Indiana state bank

By:	/s/ Michael J. Stewart
Printed:	Michael J. Stewart
Title:	Executive Vice President

CAPITAL STRUCTURE SCHEDULE

Ownership of Bank

Bank:	PBI Bank, Inc.

Owner:	Porter Bancorp, Inc.

No. and type of Shares:	1,000 shares (100%) of common stock evidenced by Certificate No. 1 in name of Porter Bancorp, Inc

Identification of Other Subsidiaries of Borrower

Name of Subsidiary	Jurisdiction	D/B/A	Owner
Ascencia Statutory Trust I	Connecticut	Same as formal name	Borrower
Porter Statutory Trust II	Connecticut	Same as formal name	Borrower
Porter Statutory Trust III	Connecticut	Same as formal name	Borrower
Porter Statutory Trust IV	Connecticut	Same as formal name	Borrower
PBIB Corporation, Inc. (Dormant Acquisition Entity)	Kentucky	Same as formal name	Borrower
PBI Title Services, LLC	Kentucky	Same as formal name	Bank
IBP 1, LLC (OREO Holding Entity)	Kentucky	Same as formal name	Bank
IBP 2, LLC (OREO Holding Entity)	Kentucky	Same as formal name	Bank